Atossa Genetics Adopts Stockholder Rights Agreement

SEATTLE, May 22, 2014 — Atossa Genetics Inc. (NASDAQ: ATOS) today announced that its Board of Directors has approved the adoption of a stockholder rights agreement. The stockholder rights agreement is designed to deter coercive, unfair, or inadequate takeovers and other abusive tactics that might be used in an attempt to gain control of Atossa without paying all stockholders a fair price for their shares. The stockholder rights agreement will not prevent takeovers at a full and fair price, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire Atossa to first negotiate with the Board of Directors.

Under the terms of the stockholder rights agreement, the rights agent will distribute to the Company’s stockholders a non-taxable dividend distribution of one preferred stock purchase right for each share of Atossa’s Common Stock held as of the close of business on May 26, 2014. Each right is attached to and trades with the associated share of Common Stock. The rights will become exercisable only if one of the following occurs: (1) a person becomes an “Acquiring Person” by acquiring beneficial ownership of 15% or more of Atossa’s Common Stock, or, in the case of a person who beneficially owned 15% or more of Atossa’s Common Stock on the date the stockholder rights agreement was executed, by acquiring beneficial ownership of additional shares representing 2% (excluding compensatory arrangements) of Atossa’s Common Stock then outstanding, or (2) a person commences a tender offer that, if consummated, would result in such person becoming an Acquiring Person.

If a person becomes an Acquiring Person, each right will entitle the holder, other than the Acquiring Person and certain related parties, to purchase a number of shares of Atossa’s Common Stock with a market value that equals twice the exercise price of the right. The initial exercise price of each right is $15. If Atossa is acquired in a merger or similar business combination transaction at any time after a person has become an Acquiring Person, each holder of a right (other than the Acquiring Person and certain related parties) will be entitled to purchase a similar amount of stock of the acquiring entity.

The rights will expire on May 26, 2024, unless the rights are earlier redeemed or exchanged.

A copy of the stockholder rights agreement will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

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About Atossa Genetics

Atossa Genetics Inc. is focused on improving breast health through the development of laboratory developed tests (LDTs), medical devices and therapeutics. The Company's LDTs are being developed by its subsidiary, The National Reference Laboratory for Breast Health, Inc. The LDTs and the Company's medical devices are being developed so they can be used as companions to therapeutics to treat various breast health conditions. For additional information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with outcomes and potential benefits of studies and trials, actions by the FDA, including timing of review by the FDA of 510(k) submissions, and actions related thereto, whether Atossa can submit additional information to the FDA in a timely fashion and whether the FDA will find that information acceptable and/or request additional information, the outcome of the FDA re-inspection completed on March 14, 2014, the outcome or timing of regulatory clearances needed by Atossa to sell its products, responses to regulatory matters, Atossa’s ability to continue to manufacture and sell its products, recalls of products, the efficacy of Atossa’s products and services, performance of distributors, estimated future expenses and cash needs, whether Atossa can launch the additional tests, devices and therapeutics in its pipeline in a timely and cost effective manner, and other risks detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Contact:

Atossa Genetics Inc.

Kyle Guse

Chief Financial Officer and General Counsel

(O) 800-351-3902

Kyle.guse@atossagenetics.com

Investor Relations Contact:

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: 516.222.2560

scottg@corprominence.com

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